EXHIBIT 99.2

Magma Prices $150 Million Zero Coupon Convertible Subordinated Notes Offering

CUPERTINO, Calif., May 16, 2003—Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design solutions, announced today the pricing of its offering of $150 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 2008 within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes will not bear interest, will be convertible into the company’s common stock at an initial conversion price of $22.86 per share and will be subordinated to all present and future senior debt of the company. The sale of the notes to the initial purchasers is expected to close on May 22, 2003.

The company has also granted the initial purchasers a 13-day option to purchase up to an additional $30 million principal amount of notes.

The company intends to use a portion of the proceeds for the net cost of the convertible note hedge and warrant transactions it has entered into with one of the initial purchasers with respect to its common stock to offset potential dilution from conversion of the notes up to a market price of $31.50 per share.

The company plans to use the approximately $125 million balance of the net proceeds of the offering for general corporate purchases, which may include acquisitions, and for the approximately $20 million of its common stock it has agreed to repurchase from one of the initial purchasers in connection with the offering of the notes. Pending such uses, the company intends to invest the net proceeds in investment-grade obligations and interest-bearing money market instruments.

In connection with the convertible note hedge and warrant transactions, the initial purchaser and/or its affiliates is expected to take positions in the company’s common stock in secondary market transactions and/or enter into various derivative transactions. Such initial purchaser and/or affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other company securities or other instruments they may wish to use in connection with such hedging.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.